Exhibit 99.1
June 19, 2000
Revised as of December 1, 2008
Donna Goldsmith
401 East 88th Street
Apartment 15C
New York, NY 10128
Dear Donna:
On behalf of World Wrestling Entertainment, Inc., I am pleased to extend the following amended offer of employment to you.

Title:	Chief Operating Officer and Member of the Company’s Board of Directors

Location:	Stamford, Connecticut

Reporting Relationship:	Vincent K. McMahon — Chairman

Start Date:	Chief Operating Officer — January 1, 2009 Board of Directors — November 6, 2008

Base Compensation:	Effective November 6, 2008, $500,000 annual base salary, which will be paid bi-weekly. You will next be eligible for a salary increase, based upon your 2009 performance evaluation, in the first quarter of calendar year 2010.

Incentive Bonus:	You are eligible to participate in the WWE Management Incentive Program. This program is based upon your performance evaluation and achievement of fiscal year Company financial goals. For the year 2009, the target bonus for your position is 60%. Bonus payments are made after the close of the fiscal year.

Restricted Shares:	You will be granted 20,000 restricted stock units on January 1, 2009. These restricted stock units will vest in three equal annual installments with the first vesting on January 23, 2010. You will also be eligible in 2009 to receive 20,000 performance stock units when the Compensation Committee grants annual grants to WWE Executives (typically March 2009). Nothing in this revised offer letter shall affect the terms and conditions of grants previously given to you.

Benefits:	You will continue to be eligible to participate in full Company benefits.

Vacation:	4 weeks vacation and 3 personal days.

Severance:	If at any time your employment is terminated by World Wrestling Entertainment for any or no reason but without “cause”, you will receive your then current base salary (payable in accordance with WWE’s regular payroll practices) and benefits continuation for a period of two years (the “Termination Period”), on the condition that, during such two year period: (a) you do not, in any capacity, directly or indirectly, whether as a consultant, employee, officer, director, partner, member, principal, shareholder, or otherwise, become employed by, enter into a consulting arrangement with, or otherwise perform services for, manage, acquire an ownership in, or participate in the management or ownership of, a professional wrestling organization (provided, however, that nothing herein shall prevent you from acquiring up to 5% of any class of outstanding equity securities of any company whose equity securities are regularly traded on a national securities exchange or on an ‘over-the-counter market’); (b) you do not directly or indirectly divert or attempt to divert or discourage any WWE contracted talent from doing business or continuing to do business with WWE; and (c) you execute a general release and waiver of claims with additional, standard clauses (such as non-disparagement and cooperation clauses), as well as a re-affirmation of your obligations set out in this offer letter. In the event your employment is terminated by WWE without “cause”, the Company will owe you the Termination Payment without your having any obligation to seek or obtain subsequent employment/consulting work, and any amount received by or due you in connection with any subsequent employment/consulting shall not reduce, or be credited against, the Termination Payment. If you are terminated by WWE for “cause”, WWE will have no further financial obligation to you as of the date of the termination. For purposes of the forgoing, “cause” is defined as (i) engages in fraud, deceit, misappropriation, embezzlement or theft against WWE or any of its affiliates, or (ii) is convicted, pleads or enters a plea of nolo contendere to a felony, or (iii) violates any statute, ordinance or other provision of law willfully and in a material respect, or (iv) violates any provision of your Confidentiality/Non Solicitation Agreement willfully and in a material respect; provided that no termination for “cause” shall be effective unless and until you shall have first been provided with the opportunity for a prompt, in person hearing before the Board of Directors (on at least 48 hours’ notice). Your failure to appear at such hearing (except on a clear showing of medical or similar good cause) shall constitute a waiver of your right thereto. You shall not be entitled to any severance if you resign or voluntarily terminate your employment with the Company, except if you do so after WWE has taken action constituting Good Reason. Your resignation or voluntary termination of your employment upon “Good Reason” shall be treated for all purposes as a termination of your employment by WWE without “cause”, including without limitation, your entitlement to the Termination Payment. For these purposes, “Good Reason” is defined as (i) a reduction in your title or position, so you no longer hold the title and position of COO; (ii) a change to your reporting relationship, such that you no longer report directly and solely to one or more of the Chairman, CEO and/or Board of Directors of the Company; or (iii) a violation by the Company of any other provision of this amended offer letter, continuing after written notice and a reasonable opportunity to cure.
On behalf of the World Wrestling Entertainment, Inc., we are very pleased that you have accepted this amended offer.

Please return a signed copy of this letter to my attention by Monday, December 1, 2008.
WORLD WRESTLING ENTERTAINMENT, INC.

By:	/s/ Danielle Fisher	Date:	12/1/08
Danielle Fisher
VP, Human Resources

	/s/ Donna Goldsmith	Date:	12/1/08
Donna Goldsmith